Exhibit 99.1

News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

PublicStorage.com

For Release:	Immediately
Date:	October 28, 2020
Contact:	Ryan Burke (818) 244-8080

Public Storage Announces the Appointment of a New Trustee

GLENDALE, California–Public Storage (NYSE:PSA) announced today that its Board of Trustees has appointed Kristy M. Pipes to the Board of Trustees effective October 26, 2020.

Ms. Pipes previously served as Managing Director and Chief Financial Officer of Deloitte Consulting, a management consultancy firm with operations in the United States, India, Germany, and Mexico, where she managed the finance function. Ms. Pipes held various leadership positions, including serving on the firm’s Management Committee and Consulting Operations Committee. Prior to joining Deloitte in 1999, Ms. Pipes was Vice President and Manager, Finance Division, at Transamerica Life Companies and Senior Vice President and Chief of Staff for the President and Chief Executive Officer (among other senior management positions) at First Interstate Bank of California. Ms. Pipes also serves as a director of PS Business Parks, Inc.

“Ms. Pipes brings extensive financial analysis and operational expertise as well as deep management and leadership experience. She will be an excellent addition to the Public Storage Board,” said Ronald L. Havner, Jr., Chairman of the Board of Public Storage.

Company Information

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. At June 30, 2020, we had: (i) interests in 2,500 self-storage facilities located in 38 states with approximately 171 million net rentable square feet in the United States, (ii) an approximate 35% common equity interest in Shurgard Self Storage SA (Euronext Brussels:SHUR) which owned 238 self-storage facilities located in seven Western European nations with approximately 13 million net rentable square feet operated under the “Shurgard” brand and (iii) an approximate 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 27.5 million rentable square feet of commercial space at June 30, 2020. Our headquarters are located in Glendale, California.

Additional information about Public Storage is available on the Company’s website at PublicStorage.com.

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